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                                                                     EXHIBIT 4.1


                       FIRST AMENDMENT TO RIGHTS AGREEMENT

         AMENDMENT (this "Amendment"), dated as of November 10, 1999, between General Growth Properties, Inc., a Delaware corporation (the "Company"), and Norwest Bank Minnesota, N.A. (the "Rights Agent").

                                   WITNESSETH:

         WHEREAS, the Company and the Rights Agent entered into the Rights Agreement, dated as of November 18, 1998 (the "Rights Agreement");

         WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company may from time to time supplement or amend the Rights Agreement in accordance with the provisions of such Section; and

         WHEREAS, the Board of Directors of the Company has determined that it is in the best interests of the Company and its shareholders that the Rights Agreement be amended as provided herein prior to the Company entering into the Homart II Agreement (as defined below).

         NOW THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

         Section 1. Definitions. Capitalized terms used herein without definition shall have the meanings specified in the Rights Agreement.

         Section 2. Amendments.

         2.1 Section 1 of the Rights Agreement shall be amended as follows:

         (a) The definition of "Acquiring Person" shall be amended by inserting a new clause in line 22 of such definition before the phrase "plus 1%", which new clause shall read in its entirety as follows:

             and upon the sale of all of the Class B Units of GGP/Homart II L.L.C., a Delaware limited liability company, Beneficially Owned by such Homart Holder in exchange for Common Shares pursuant to the terms of, and subject to the restrictions contained in, the Operating Agreement of GGP/Homart II L.L.C., as the same may be amended from time to time (the "Homart II Agreement"), to be entered into by and among GGP/Homart II L.L.C., GGP Limited Partnership, a Delaware limited partnership



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             (the "Partnership"), and the other parties to be listed on the signature pages thereof,"

         (b) The definition of "Acquiring Person" shall be further amended by inserting a new sentence in line 28 before the word "Notwithstanding", which sentence shall read in its entirety as follows:

             For purposes of this Agreement, a Homart Holder will at all times be deemed to Beneficially Own the Common Shares issuable upon: the exchange of all of the shares of Class B Common Stock of GGP/Homart, Inc. Beneficially Owned by such Homart Holder for Common Shares pursuant to the Homart Agreement and the sale of all of the Class B Units of GGP/Homart II L.L.C. Beneficially Owned by such Homart Holder in exchange for Common Shares pursuant to the Homart II Agreement.

         (c) The definition of "Grandfathered Stockholders" shall be amended by deleting clause (ii) thereof and inserting a new clause (ii) which shall read in its entirety as follows: "(ii) the Comptroller of the State of New York as Trustee of the Common Retirement Fund and the Affiliates and Associates of such Trustee or Fund (each, a "Homart Holder")."

         2.2 Section 3 of the Rights Agreement shall be amended by adding a subparagraph (d) thereto which shall read in its entirety as follows:

                     (d) On the Distribution Date, proper provision shall be
             made by the Company in order to provide holders ("Unitholders"), other than the Company, of partnership units ("Units") of the Partnership, with such number of Rights, represented by Right Certificates, as would have been issued to such Unitholders upon receipt of Common Shares if such Unitholder's Units had been redeemed immediately prior to such Distribution Date and the purchase price therefor had been paid in the form of Common Shares pursuant to the terms and conditions of Redemption Rights Agreements or similar agreements among the Unitholders (or transferor Unitholders), the Company and/or the Partnership relating, inter alia, to the redemption or exchange of Units, and such Unitholders shall thereafter have all of the rights, privileges, benefits and obligations with respect to such Rights as are





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             provided for herein with respect to holders of Common Shares.

         Section 3. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

         Section 4. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

         Section 5. Ratification. Except as expressly provided herein, this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Rights Agreement, all of which are ratified and confirmed in all respects and shall continue in full force and effect.




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         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and their respective corporate seals to be hereunder affixed and attested, all as of the day and year first above written.

Attest:                                     GENERAL GROWTH PROPERTIES, INC.


/s/ Marshall E. Eisenberg                   By: /s/ Bernard Freibaum
___________________________________             _______________________________
Name: Marshall E. Eisenberg                     Name: Bernard Freibaum
Title: Secretary                                Title: Executive Vice President



Attest:                                     NORWEST BANK MINNESOTA, N.A.


/s/ Karri L. VanDell                        By: /s/ Kenneth P. Swanson
___________________________________             ________________________________
Name: Karri L. VanDell                          Name: Kenneth P. Swanson
Title: Assistant Vice President                 Title: Vice President





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